Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Werewolf Therapeutics, Inc. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1), the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D and any amendments thereto.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: May 10, 2021

Arkin Bio Ventures 2 L.P. By its ultimate General Partner, Arkin Bio Ventures GPGP Ltd.

/s/ Moshe Arkin
Name: Moshe Arkin
Title: Director

Arkin Bio Ventures GPGP Ltd.

/s/ Moshe Arkin
Name: Moshe Arkin
Title: Director

/s/ Moshe Arkin
Moshe Arkin

/s/ Alon Lazarus
Alon Lazarus